SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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W. R. BERKLEY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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W. R. BERKLEY CORPORATION
475 Steamboat Road
Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 28, 2008

To The Stockholders of
W. R. Berkley Corporation:

Notice Is Hereby Given that the Annual Meeting of Stockholders of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Wednesday, May 28, 2008 at 1:00 p.m. for the following purposes:

(1)	To elect three directors to serve until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

(3)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s By-Laws, the Board of Directors has fixed the close of business on April 4, 2008 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying proxy statement.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By Order of the Board of Directors,
IRA S. LEDERMAN
Senior Vice President,
General Counsel and Secretary

Dated: April 25, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008.

The Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2007 are available free of charge on our website at
http://ir.wrberkley.com/annuals.cfm.

W. R. BERKLEY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 28, 2008

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Wednesday, May 28, 2008 at 1:00 p.m. and at any adjournment thereof.

The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive offices at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting.

The expense of preparing, printing and mailing this proxy statement will be paid by the Company. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies from stockholders for a fee estimated at $7,000, plus expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by Georgeson employees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

The Annual Report of the Company for the fiscal year ended December 31, 2007 is being mailed to all stockholders with this proxy statement and is available on our website at www.wrberkley.com.  The approximate mailing date is April 25, 2008.

A list of stockholders will be available for inspection during business hours for at least ten days prior to the Annual Meeting at the executive offices of the Company at 475 Steamboat Road, Greenwich, Connecticut.

The matters to be acted upon are described in this proxy statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on April 4, 2008 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding and entitled to vote on that date was 170,505,127 shares of common stock. Each such share of common stock is entitled to one vote. At April 4, 2008, executive officers and directors of the Company owned or controlled approximately 18.1% of the outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” below.

Unless otherwise directed in the proxy, the persons named therein will vote “FOR” the election of the director nominees listed below and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. If a returned proxy does not specify a vote for or against a proposal, it will be voted in favor thereof.

The election of directors and the ratification of the appointment of KPMG LLP require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires. The Board intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of Rodney A. Hawes, Jr., Jack H. Nusbaum and Mark L. Shapiro as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2011 and until their respective successors are duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” each of the nominees for director.

The following table sets forth information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

Served as
	Director	Business Experience During Past 5 Years
Nominees to Serve in Office Until 2011	Continuously Since/Age	and Other Information

Rodney A. Hawes, Jr.(1)(2)	2004 Age 70	Mr. Hawes is the founder of Insurance Investment Associates, which has provided investment banking services to the insurance industry since 1972. Mr. Hawes was the Chairman of the Board and Chief Executive Officer of Life Re Corporation from 1988 to 1998.
Jack H. Nusbaum(1)(3)(4)(5)	1967 Age 67	Chairman of the New York law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years. Willkie Farr & Gallagher LLP is outside counsel to the Company.
Mark L. Shapiro(1)(3)(4)(6)	1974 Age 64	Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is also a director of Boardwalk Pipeline Partners, LP.

Served as
	Director	Business Experience During Past 5 Years
Directors to Continue in Office Until 2009	Continuously Since/Age	and Other Information

William R. Berkley(4)(5)	1967 Age 62	Chairman of the Board and Chief Executive Officer of the Company since its formation in 1967. He also serves as President and Chief Operating Officer, positions which he has held since March 1, 2000 and has held at various times from 1967 to 1995. Mr. Berkley also serves as Chairman of the Board or director of a number of public and private companies. These include Associated Community Bancorp, Inc. and its Connecticut Community Bank, N.A. subsidiary; Interlaken Capital, Inc.; American Insurance Association; The First Marblehead Corporation; Void Communications, Inc.; and W. R. Berkley Corporation Charitable Foundation. Mr. Berkley is the father of W. Robert Berkley, Jr.
George G. Daly(1)(6)	1998 Age 67	Dean, McDonough School of Business, Georgetown University. From 2002 to October 2005, Dr. Daly was Fingerhut Professor and Dean Emeritus, Stern School of Business, New York University, and previously was Dean, Stern School of Business, and Dean Richard R. West Professor of Business, New York University, for more than five years. In addition to his academic career, Dr. Daly served as Chief Economist at the U.S. Office of Energy Research and Development in 1974. He is also a director of The First Marblehead Corporation.
Philip J. Ablove(1)(2)	2002 Age 67	Executive Vice President and Chief Financial Officer of Pioneer Companies, Inc. from March 1996 to December 2002, when he retired. Mr. Ablove was Senior Vice President and Chief Financial Officer of W. R. Berkley Corporation from July 1973 until April 1983.

Served as
	Director	Business Experience During Past 5 Years
Directors to Continue in Office Until 2010	Continuously Since/Age	and Other Information

W. Robert Berkley, Jr.(4)	2001 Age 35	Executive Vice President of the Company since August 2005 and Vice Chairman of Berkley International, LLC since May 2002. Mr. Berkley, Jr. served previously as Senior Vice President — Specialty Operations of the Company from January 2003 to August 2005, Senior Vice President of the Company from January 2002 to January 2003, Vice President of the Company from May 2000 to January 2002, President of Berkley International, LLC from January 2001 to May 2002 and Executive Vice President of Berkley International, LLC from March 2000 to January 2001. He joined the Company in September 1997. From July 1995 to August 1997, Mr. Berkley, Jr. was employed in the Corporate Finance Department of Merrill Lynch Investment Company. Mr. Berkley, Jr. is also a director of Associated Community Bancorp, Inc. and its Connecticut Community Bank, N.A. subsidiary; Interlaken Capital, Inc.; LD Realty Advisors LLC; NCCI Holdings, Inc.; and W. R. Berkley Corporation Charitable Foundation. Mr. Berkley, Jr. is the son of William R. Berkley.
Ronald E. Blaylock(1)(3)(6)	2001 Age 48	Founder and Managing Partner of GenNx360 Capital Partners, a private equity buy out firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also a director of CarMax, Inc. and Radio One, Inc.

Served as
	Director	Business Experience During Past 5 Years
Directors to Continue in Office Until 2010	Continuously Since/Age	and Other Information

Mark E. Brockbank(1)(2)	2001 Age 56	Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank LTD, an underwriting management agency at Lloyd’s of London. Mr. Brockbank was a founder of the predecessor firm of XL Brockbank LTD and was a director of XL Brockbank LTD from 1983 to 2000.
Mary C. Farrell(1)(2)	2006 Age 58	Consultant to the financial services industry since 2005. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.

(1)	Member of Nominating and Corporate Governance Committee

(2)	Member of Compensation Committee

(3)	Member of Business Ethics Committee

(4)	Member of Executive Committee

(5)	Member of Pricing Committee

(6)	Member of Audit Committee

EXECUTIVE OFFICERS

The following provides the name, principal occupation and other pertinent information concerning the executive officers of the Company who do not also serve as a director. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 25, 2008.

Name	Age	Position

Eugene G. Ballard	55	Senior Vice President — Chief Financial Officer and Treasurer
Robert P. Cole	58	Senior Vice President — Regional Operations
Kevin H. Ebers	50	Senior Vice President — Information Technology
Robert W. Gosselink	54	Senior Vice President — Insurance Risk Management
Paul J. Hancock	46	Senior Vice President — Chief Corporate Actuary
Robert C. Hewitt	47	Senior Vice President — Excess and Surplus Lines
Peter L. Kamford	53	Senior Vice President — Admitted Specialty Lines
Ira S. Lederman	55	Senior Vice President — General Counsel and Secretary
C. Fred Madsen	54	Senior Vice President — Reinsurance Operations
James G. Shiel	48	Senior Vice President — Investments
Robert D. Stone	43	Senior Vice President — Alternative Markets Operations
Steven W. Taylor	48	Senior Vice President — International
Clement P. Patafio	43	Vice President — Corporate Controller

Eugene G. Ballard has been Senior Vice President — Chief Financial Officer and Treasurer of the Company since June 1, 1999. He has 20 years of experience in the insurance industry.

Robert P. Cole has been Senior Vice President — Regional Operations of the Company since January 1999. Prior thereto, he was Senior Vice President from January 1998 and Vice President from October 1996. He has been in the insurance and reinsurance business for more than 30 years.

Kevin H. Ebers has been Senior Vice President — Information Technology of the Company since February 2008. Prior thereto, he was Vice President — Financial Risk Management since 2005. He joined the Company in 1979.

Robert W. Gosselink has been Senior Vice President — Insurance Risk Management of the Company since October 2003 and has over 30 years of experience in the reinsurance and insurance industries.

Paul J. Hancock has been Senior Vice President — Chief Corporate Actuary of the Company since January 2002. He joined the Company in 1997 and previously served as a Vice President in the actuarial department.

Robert C. Hewitt has been Senior Vice President — Excess and Surplus Lines of the Company since January 2006. Prior thereto, Mr. Hewitt was Senior Vice President — Alternative Markets Operations from January 2004, and Senior Vice President — Risk Management from January 2002. Mr. Hewitt has over 25 years of experience in the reinsurance and insurance industries.

Peter L. Kamford has been Senior Vice President — Admitted Specialty Lines of the Company since January 2006. He has over 25 years of experience in property casualty insurance and reinsurance with Guy Carpenter & Company, where he was a Managing Director.

Ira S. Lederman has been Senior Vice President since January 1997 and General Counsel and Corporate Secretary of the Company since November 2001. Additionally, he has been General Counsel of Berkley International, LLC since January 1998. He joined the Company in 1983.

C. Fred Madsen has been Senior Vice President — Reinsurance Operations of the Company since July 2006. Most recently, he was Executive Vice President of Benfield, concentrating on the specialty insurance marketplace, and he has 30 years of experience in the property and casualty insurance industry.

James G. Shiel has been Senior Vice President — Investments of the Company since January 1997. Prior thereto, he was Vice President — Investments of the Company from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Robert D. Stone has been Senior Vice President — Alternative Markets Operations of the Company since January 2006. Previously, he was the Managing Director of Berkley Capital, LLC from its formation in 2002. Mr. Stone has over 20 years of experience in the financial services industry.

Steven W. Taylor has been Senior Vice President — International of the Company since December 2007. Previously, he was Business Development Officer at Gallagher Re in the United Kingdom from 2004 and served at Benfield for more than 20 years.

Clement P. Patafio has been Vice President — Corporate Controller of the Company since January 1997. Prior thereto, he was Assistant Vice President — Corporate Controller from July 1994 and Assistant Controller from May 1993.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted written Corporate Governance Guidelines, which address, among other things, (1) director qualification (including independence) standards, (2) director responsibilities, (3) director access to management and, as necessary and appropriate, independent advisors, (4) director compensation, (5) director orientation and continuing education, (6) management succession, and (7) annual performance evaluation of the Board.

The Board has standing committees including: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees has a written charter. Our Corporate Governance Guidelines and the charters for each of these standing committees are available on our website at www.wrberkley.com.

The Board is currently composed of ten directors, all of whom, other than Messrs. William R. Berkley and W. Robert Berkley, Jr., have been determined by the Board to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board broadly considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with William R. Berkley, including (1) that Mr. Nusbaum is the Chairman of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Berkley, and his personal relationship with Mr. Berkley over such time.

The Board unanimously determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie as a percentage of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Berkley management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Berkley and the Company. The Board also noted that Mr. Nusbaum did not have any transaction or other relationship that violated the specific independence tests described in Section 303A.02(b) of the NYSE rules.

The Board held five meetings during 2007. No director attended fewer than 75% of the total number of meetings of the Board and all committees on which he or she served. The Company encourages its directors to attend its Annual Meeting of Stockholders, and, last year, all of the directors were in attendance at the Annual Meeting.

Board Committees

Audit Committee.  The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements. The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

The Audit Committee was composed of Messrs. Shapiro, Blaylock and Daly during 2007. Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the NYSE. Mr. Shapiro is the current Chair of the committee. The Board has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC. During 2007, the Audit Committee held nine meetings.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008 and is recommending that our stockholders ratify this appointment at our Annual Meeting. The report of our Audit Committee is found on page 38 of this proxy statement.

Compensation Committee.  The Compensation Committee has overall responsibility for discharging the Board’s responsibilities relating to the compensation of the Company’s senior executive officers and directors.

During 2007, the Compensation Committee was composed of Ms. Farrell and Messrs. Ablove and Brockbank, and, since November 6, 2007, included Mr. Hawes, Jr. Each member of the Compensation Committee is independent under the rules of the NYSE. Mr. Ablove is the current Chair of the Committee. During 2007, the Compensation Committee held six meetings and took action by unanimous written consent on one occasion. The report of our Compensation Committee on executive compensation is found on page 25 of this proxy statement.

The Compensation Committee has retained the services of an external compensation consultant, Hewitt Associates. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Hewitt Associates on the Compensation Committee’s behalf is described below:

•	Competitive market pay analyses, including proxy data studies, Board of Director pay studies, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed; and

•	Preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct Hewitt Associates to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and the Compensation Committee evaluates the consultant periodically. The Company does not engage Hewitt Associates for other services.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee was formed to assist the Board in (1) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board), (2) recommending that the Board select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board, (3) overseeing the evaluation of the Board and management, (4) reviewing the corporate governance guidelines and the corporate code of ethics, and (5) generally advising the Board on corporate governance and related matters. Our Corporate Governance Guidelines address director qualification standards.

The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by stockholders. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals for 2009 Annual Meeting” below.

The Company’s Corporate Governance Guidelines set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of other public companies. The Guidelines further state that directors should demonstrate the following qualities: each director should (1) bring to the Company a range of experience, knowledge and judgment; (2) have relevant business or other appropriate experience; (3) maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board and its committees; and (4) demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning. In identifying and recommending director nominees, the Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Company’s Chief Executive Officer. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Ablove, Blaylock, Brockbank, Daly, Hawes, Jr., Nusbaum and Shapiro, and Ms. Farrell, all of whom are considered independent under the rules of the NYSE. The Nominating and Corporate Governance Committee held three meetings during 2007.

Other Committees.  During 2007, the Board had three other standing committees in addition to the committees set forth above: the Executive Committee, the Pricing Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. The Committee was composed of Messrs. William R. Berkley and Nusbaum in January and February 2007, and since March 2007 has been composed of Messrs. Berkley, Berkley, Jr., Nusbaum and Shapiro. During 2007, the Committee took action by unanimous written consent on one occasion.

The Pricing Committee, which during 2007 was composed of Messrs. William R. Berkley and Nusbaum, acts in the event of certain offerings of the Company’s securities with respect to such matters as determining the price and terms at which such securities shall be sold to underwriters and the public. During 2007, the Committee acted by unanimous written consent on one occasion.

The Business Ethics Committee, which during 2007 was composed of Messrs. Blaylock, Nusbaum and Shapiro, administers the Company-wide business ethics program. The Committee reviews disclosures made by Company employees and directors under the Company’s Statement of Business Ethics and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action. During 2007, the Committee held one meeting.

Code of Ethics

We have had a Statement of Business Ethics in place for many years. This statement applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This Statement of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This Code of Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Statement of Business Ethics, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, on our website.

Communications with Non-Management Directors; Executive Sessions

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel. Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. The General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of such communications upon the request of the addressed director.

In accordance with applicable NYSE rules, the independent directors meet regularly in executive session. The presiding director at these executive sessions rotates among the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of April 4, 2008 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

	Amount and Nature		Percent
Name and Address of Beneficial Owner	of Beneficial Ownership		of Class

William R. Berkley	27,434,735	(1)	16.1%
475 Steamboat Road Greenwich, CT 06830
FMR LLC	15,727,725	(2)	8.7	%(4)
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA	11,431,264	(3)	6.3	%(4)
45 Fremont Street San Francisco, CA 94105

(1)	Includes 10,635,016 shares of common stock and 3,890,677 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, 2,974,218 shares which are subject to currently exercisable stock options, 973,125 shares of common stock underlying restricted stock units (455,625 of which vested on April 4, 2008 (the receipt of which have been deferred), 202,500 of which vest on May 11, 2009, and 315,000 of which vest on December 5, 2010), and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 27,434,735 shares, 8,617,351 shares are pledged as security.

(2)	Information as of December 31, 2007 based on a Schedule 13G, dated February 13, 2008, filed with the Securities and Exchange Commission on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 529,213 shares and sole dispositive power as to all 15,727,725 shares. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 15,200,312 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies (“ICs”). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs’ respective Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G indicates that 168 shares are beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to individuals. The Schedule 13G indicates that 527,245 shares are beneficially owned by Fidelity International Limited (“FIL”), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 47% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. The Schedule 13G indicates that FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

(3)	Information as of December 31, 2007 based on a Schedule 13G, dated January 10, 2008, filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power over 10,100,458 shares and sole dispositive power over 11,431,264 shares.

(4)	The percent of class shown was based on the shares of common stock reported on the Schedule 13G and the total number of shares outstanding as of December 31, 2007. Assuming the number of shares beneficially owned by this holder did not change, the percent of class based on the shares of common stock outstanding as of April 4, 2008 is 9.2% and 6.7%, respectively.

The following table sets forth information as of April 4, 2008 regarding ownership by all directors and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

All directors and executive officers as a group (23 persons)	30,882,972	(1)(2)(3)(4)	18.1%
Philip J. Ablove	9,739		*
Eugene G. Ballard	230,814	(2)	*
William R. Berkley	27,434,735	(1)(2)	16.1%
W. Robert Berkley, Jr.	953,852	(2)	*
Ronald E. Blaylock	8,785		*
Mark E. Brockbank	604,606	(5)	*
George G. Daly	16,825		*
Mary C. Farrell	3,000		*
Rodney A. Hawes, Jr.	10,500		*
Ira S. Lederman	289,401	(2)(3)	*
Jack H. Nusbaum	64,827		*
Mark L. Shapiro	23,833		*
James G. Shiel	295,376	(2)	*

*	Less than 1%.

(1)	Includes 10,635,016 shares of common stock and 3,890,677 shares of common stock held in separate limited liability companies of which Mr. Berkley is the sole member, and 60,553 shares held by Mr. Berkley’s wife, as to which shares he disclaims beneficial ownership.

(2)	The amounts shown for Messrs. Ballard, Berkley, Berkley, Jr., Lederman and Shiel include shares of common stock which are subject to stock options that are either currently exercisable or exercisable within sixty days of April 4, 2008 in the following share amounts: Ballard — 107,582; Berkley — 2,974,218; Berkley, Jr. - 789,754; Lederman — 72,776; and Shiel — 131,627. This also includes shares of common stock underlying restricted stock units (RSUs) for the identified individuals in the following amounts: Ballard — 78,750 (33,750 of which vested on April 4, 2008 (the receipt of which have been deferred), 22,500 of which vest on May 11, 2009, and 22,500 of which vest on December 5, 2010); Berkley — 973,125 (455,625 of which vested on April 4, 2008 (the receipt of which have been deferred), 202,500 of which vest on May 11, 2009, and 315,000 of which vest on December 5, 2010); Berkley, Jr. — 146,250 (33,750 of which vested on April 4, 2008 (the receipt of which have been deferred), 22,500 of which vest on May 11, 2009, and 90,000 of which vest on December 5, 2010); Lederman — 78,750 (33,750 of which vested on April 4, 2008 (the receipt of which have been deferred), 22,500 of which vest on May 11, 2009, and 22,500 of which vest on December 5, 2010); and Shiel - 65,813 (25,313 of which vested on April 4, 2008 (the receipt of which have been deferred), 18,000 of which vest on May 11, 2009, and 22,500 of which vest on December 5, 2010).

(3)	The amount shown for Mr. Lederman includes 6,102 shares of common stock held in accounts for his children, as to which Mr. Lederman is a custodian.

(4)	The amounts shown for all directors and executive officers as a group include an aggregate of 4,517,249 shares of common stock which are subject to stock options that are either currently exercisable or are exercisable within sixty days of April 4, 2008 and are held by executive officers of the Company, 989,750 shares of common stock underlying RSUs, which are subject to forfeiture until vested, and

20,423 shares of common stock which are held by executive officers under the Company’s Profit Sharing Plan.

(5)	Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

As described above, the Company has adopted both a Statement of Business Ethics that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors, each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Committee. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Committee. The Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2007, the Company continued to engage the services of Associated Community Brokers, Inc., an insurance agency owned by Associated Community Bancorp, Inc. William R. Berkley, the Company’s Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of Directors and is the majority stockholder of Associated Community Bancorp, Inc., and W. Robert Berkley, Jr., the Company’s Executive Vice President, is a minority shareholder and a director of Associated Community Bancorp, Inc. During 2007, Associated Community Brokers, Inc. received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $556,665 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries. In addition, Associated Community Brokers, Inc. may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

The transactions requiring approval have been previously approved in accordance with the procedures described above.

In addition, during 2007 the Company, at its own initiation, purchased all of the membership interests of Berkley Capital, LLC held by Robert D. Stone, the Company’s Senior Vice President — Alternative Markets Operations, for a purchase price of $1,600,000. This purchase was occasioned by the change in Mr. Stone’s responsibilities from Managing Director of Berkley Capital to those in connection with his current position. The amount of the purchase price was determined by the Company and not by Mr. Stone.

Jack H. Nusbaum, a director of the Company, is Chairman of Willkie Farr & Gallagher LLP, outside counsel to the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion & Analysis is to provide material information about the Company’s executive compensation program, policies, and objectives for the Company’s Named Executive Officers (or NEOs) and to put into perspective for investors the numbers and narratives that follow. The following sections are covered:

•	Objectives of the executive compensation program;

•	Design of the total compensation program, including the role and rationale for each element;

•	Use of market and peer group data;

•	Executive compensation decisions during the last fiscal year; and

•	Severance and change-of-control benefits.

The Compensation Discussion & Analysis and the tables that follow cover the compensation paid to the highest-paid executive officers, including the following five executives:

•	The principal executive officer: William R. Berkley, Chairman and Chief Executive Officer (or CEO);

•	The principal finance officer: Eugene G. Ballard, Senior Vice President — Chief Financial Officer and Treasurer; and

•	The next three highest-paid executive officers:

•	W. Robert Berkley, Jr., Executive Vice President (or EVP);

•	Ira S. Lederman, Senior Vice President — General Counsel and Secretary; and

•	James G. Shiel, Senior Vice President — Investments.

Objectives of the Executive Compensation Program

Current and long-term financial performance of the Company, together with achievement of nonfinancial corporate objectives and individual performance, are the principal determinants of compensation at the Company. The Company believes that this approach encourages the CEO and other NEOs to focus on key strategic objectives, such as enhancing returns and driving profitable growth. Focusing on these key objectives should in turn enhance stockholder value. The Company also uses compensation to:

•	Attract qualified executive talent;

•	Motivate executives to work toward corporate goals;

•	Provide an opportunity for executives to develop a significant ownership stake in the Company and thus align their interests with those of the Company’s stockholders;

•	Encourage executive retention; and

•	Reward executives who contribute to the Company’s long-term success by demonstrated, sustained performance.

Design of the Total Compensation Program

The Company’s executive compensation program for the NEOs includes the following compensation elements.

Role of the Element and
Why W. R. Berkley Corporation
Pay Element	Uses the Element

Annual Cash Compensation
Base Salary	• Required by market practice • Provide a fixed base level of compensation for NEO services rendered during the year
Annual Incentive Bonus
•   Representative of market practice
•   Provide focus on annual goals that are linked to Company and stockholder success
•   Motivate and reward NEOs to achieve return on capital objectives and individual objectives

Long-Term Incentive Compensation
Deferred Restricted Stock Units (RSUs)	• Increase stock ownership among NEOs since RSUs are deferred until retirement • Align NEO interests with those of stockholders • Retain NEOs through use of overlapping 5-year vesting periods
Long-Term Incentive Plan (LTIP)
•   Balance NEO focus and rewards on both external (share price and dividend yield) and internal (growth in book value) measures
•   Through Company-wide goal, encourage teamwork and decision-making in the long-term best interests of the Company
•   Retain NEOs through use of overlapping 5-year performance periods
•   Allow NEOs to realize a portion of long-term compensation prior to retirement through LTIP cash payments

Benefits and Perquisites
Benefit Replacement Plan
•   Make up for Internal Revenue Code (IRC) limits on Company contributions to the qualified Profit Sharing Plan
•   Treat all employees equally
•   To provide a competitive comprehensive compensation package designed to attract and retain NEOs

Deferred Compensation
•   Allow NEOs to defer receipt of all or part of their base salary and annual incentive bonus
•   Provide a strong retention feature through above-market return potential
•   Provide additional cash flow to the Company in a cost effective manner
•   To provide a competitive comprehensive compensation package designed to attract and retain NEOs

Supplemental Benefits
•   Provide supplemental coverage for officers, including the NEOs, in the areas of life insurance, travel accident, and long-term disability
•   To provide a competitive comprehensive compensation package designed to attract and retain NEOs

Personal Use of Company Aircraft (CEO and EVP only)	• Ensure security and personal safety of the CEO and EVP
Supplemental Benefits Agreement (CEO only)
•   To reward the founding CEO for long-term service to the Company (37 years, at time of entering into the agreement)
•   Provide competitive retirement income relative to final average pay for the CEO
•   Provide continued health insurance benefits and certain perquisites to the CEO after employment ends
•   Provide consideration in exchange for a noncompete agreement from the CEO

Other
Director Fees (CEO & EVP only)	• Compensate NEOs who are also members of the Board for responsibilities and liabilities that are separate and distinct from position as officer

Additional Design Information

Annual Incentive Bonus.  In 2006, the Company adopted, and its stockholders approved, the 2007 Annual Incentive Compensation Plan. The 2007 Annual Incentive Compensation Plan is a cash-based plan that does not provide for the payment of any equity compensation. During the fiscal year ended December 31, 2007, the Compensation Committee granted new awards under the 2007 Annual Incentive Compensation Plan to the CEO and EVP and established maximum bonus amounts for these two NEOs at the start of the year to ensure the bonus amounts are tax deductible under IRC Section 162(m). For 2007, the CEO was eligible for a maximum award equal to 4% of pre-tax net income. The EVP was eligible for a maximum award equal to 1% of pre-tax net income.

Subject to the maximum pay-out value, actual awards are determined for the CEO and EVP by the Committee by evaluating individual accomplishments and Company results. Return on equity is the primary factor in the evaluation. For the EVP, the Committee takes into account an initial recommendation from the CEO. The Committee also considers earnings per share, combined ratio (combined ratio is a measure of overall underwriting profitability where a combined ratio of less than 100 indicates an underwriting profit), and investment income in determining the annual incentive compensation awards. Aside from the maximum award limit, the determination of the actual bonus awards for the CEO and EVP is not formulaic. Rather, the awards are based on the reasoned subjective determination of the Committee.

The annual incentive bonus for each NEO other than the CEO and the EVP is a discretionary bonus based primarily on financial goals for the Company. Actual awards for the other NEOs (including Messrs. Ballard, Lederman, and Shiel) are determined by the CEO based on a subjective evaluation of each individual’s accomplishments and contributions to the Company’s results. For Mr. Shiel, consideration is also given to performance of the Company’s investment portfolio. The awards are reviewed and confirmed by the Committee.

The annual incentive bonus is designed to support the Company’s objectives by allowing the Company to attract and motivate the NEOs and to reward them for performance.

Long-Term Incentives.  The Company’s long-term incentive program consists of a combination of equity and cash compensation through grants of RSUs and performance units under the Long-Term Incentive Plan or LTIP.

In 2004, the Company adopted, and its stockholders approved, the LTIP. The LTIP is a cash-based plan that does not provide for the payment of any equity compensation. LTIP grants are denominated in units that grow in value based on one or more performance measures selected by the Committee. The performance measure for the current LTIP grants is the sum of the increase in book value per share of the Company for each year of the five-year performance period. The units granted pay out in cash at the end of the performance period or, in some instances (subject to IRC Section 409A limitations), the date the units reach the maximum value. New LTIP units are granted periodically, generally twice within a five-year period. The units granted were designed to meet the requirements for performance-based compensation under Section 162(m) of the IRC. During the fiscal year ended December 31, 2007, the Compensation Committee granted no new awards under the LTIP to the NEOs.

RSUs for the NEOs have a five-year vesting period. After vesting, the RSUs are deferred (on a mandatory basis) until 90 days following a separation from service with the Company. For certain employees, the deferral may be for six months to comply with Section 409A of the IRC. Grants of RSUs are made periodically — generally twice within a five-year period. NEOs did not receive an RSU award in 2007, but did so in 2005.

While the Company does not have formal stock ownership guidelines for officers, stock ownership is strongly encouraged and even mandated under the RSU program. The founding CEO currently beneficially owns 16.1% of the Company’s outstanding common stock. Other NEOs also have significant beneficial ownership positions through outright common stock ownership and deferred RSU awards.

The long-term incentive program supports the Company’s objectives with a strong retention element created through multiple overlapping 5-year cycles of RSUs and LTIP grants. The program also aligns executives’ financial interests with those of the Company’s stockholders and rewards executives in the same way stockholders are rewarded through the increased value of the Company’s stock.

Deferred Compensation.  The Company maintains for certain officers, including the NEOs, the Deferred Compensation Plan for Officers. Under the plan, participants may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service. An officer’s deferred account balance will be distributed within sixty days following his death. The amounts deferred are not secured or funded by the Company. For 2007, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation for 2007 Table and the associated narrative and footnotes provide information on the amounts deferred by the NEOs under the Plan in 2007, interest earned on deferred amounts in 2007, and the year-end balances.

Benefit Replacement.  The Company maintains a Benefit Replacement Plan to make up for IRC pay limits under the Company’s Profit Sharing Plan. Under the Benefit Replacement Plan, participants receive a payment of the amount they would have otherwise received absent the limitations imposed by the IRC on the Profit Sharing Plan. This amount is paid in a lump sum unless deferred by the employee under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the Summary Compensation Table — All Other Compensation and the associated footnotes.

Supplemental Benefits Agreement with the CEO.  On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with Mr. Berkley. The agreement was put into place to recognize the significant contribution that the founding CEO has made to the Company’s past and ongoing success. The agreement was amended in December 2007 to comply with the requirements of Section 409A of the IRC. The agreement provides the CEO, or spouse, as described below, with the following benefits:

•	An annual retirement benefit equal to the greater of $1,000,000 and 50% of Mr. Berkley’s highest average three-year compensation over the prior ten fiscal years, but not exceeding 150% of his average five-year compensation over the prior five fiscal years;

•	Continued health insurance coverage (including coverage for his wife) for the remainder of his or her life, as applicable;

•	Continued use of the Company plane and a car and driver for a period beginning with termination as defined in the agreement and ending with the latest to occur of two years following termination, the date he ceases to be Chairman of the Board, and the date he ceases to provide consulting services to the Company;

•	Office accommodations and secretarial support; and

•	Payment of any excise taxes imposed on the CEO under Section 4999 of the IRC should any of these benefits trigger such excise taxes.

Mr. Berkley is entitled to the commencement of retirement benefits on the earliest to occur of October 31, 2013, his death, and a change of control of the Company. If Mr. Berkley’s employment terminates prior to the benefit commencement date, a make-up account will be credited monthly with an amount equal to one twelfth of the annual retirement benefit plus interest. This make-up account was added to ensure Mr. Berkley’s benefit is kept whole for changes required under Section 409A of the IRC. The balance in the make-up account and the commencement of regular payments of the annual retirement benefit will begin on the benefit commencement date. Mr. Berkley is entitled to the other benefits as triggered or when he voluntarily leaves the Company.

The Committee approved this arrangement in consideration of the CEO’s substantial years of service with the Company. In exchange for the benefits outlined, the agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company. Decisions to provide these benefits were made without regard to other compensation elements. Likewise, providing these benefits did not influence compensation levels in other areas. However, providing these benefits links directly to the Company’s objectives. They motivate the CEO to remain enthusiastic about his work and the long-term prospects for the Company. The agreement also protects the Company from competitive activities. Additional detail on this agreement is provided in the Summary Compensation Table (for the annual accrual value of the retirement benefit), the Pension Benefits Table, and the Description of Potential Post-Employment Payments section.

Use of Market and Peer Group Data

The Committee reviews and analyzes market data annually. Total direct compensation (defined as salary, annual bonus, and long-term incentive awards) for the NEOs is compared to that paid to comparable positions at peer companies.

In 2007, the Committee reviewed data from two peer groups, as shown in the following chart.

High-Performing Financial
Insurance Companies	Services Companies

Rationale: Companies in the property and casualty insurance industry with which W. R. Berkley Corporation competes for talent and business.	Rationale: Companies that have performance profiles similar to W. R. Berkley Corporation (i.e., ROE in excess of 20% for the last 3 years).
• Ace Limited	• American Express Company
• American Financial Group	• Chicago Mercantile Exchange
• Arch Capital Group Ltd	• Federated Investors Inc.
• Chubb Corp	• First Horizon National Corp
• CNA Financial Corp	• First Marblehead Corp
• Everest Re Group Ltd	• Lehman Brothers Holdings Inc.
• Markel Corp	• Nasdaq Stock Market Inc.
• Ohio Casualty Corp	• Nuveen Investments
• Old Republic Intl Corp	• Progressive Corp
• PartnerRe Ltd	• SLM Corp
• Progressive Corp	• T. Rowe Price Group
• RenaissanceRe Holdings Ltd	• TCF Financial Corp
• SAFECO Corp	• TD Ameritrade Holding Corp
• Transatlantic Holdings Inc.	• U.S. Bancorp
• Travelers	• Willis Group Holdings Ltd
• White Mountains Insurance Group Ltd
• XL Capital Ltd

Market data is reviewed together with performance data for the peer companies to ensure that actual total direct compensation paid is in line with relative performance of the peer companies. However, market data is one of many factors considered in setting future compensation awards as discussed further below.

Executive Compensation Decisions During the Last Fiscal Year

General Approach.  The Company does not target any particular allocation for base salary, annual incentive, or long-term incentive as a percentage of total compensation. Rather, pay decisions for NEOs, other than the CEO and EVP, are based on a reasoned subjective assessment by the CEO of individual performance and future potential. For the CEO and EVP, pay decisions are made by the Committee and are based on a reasoned subjective assessment of Company performance and ensuring that compensation is appropriate based on relative performance.

Other than the CEO, no executive officer plays a role in determining compensation for the NEOs.

Base Salary.  The CEO has not received a salary increase since January 1, 2000, since base pay in excess of the current level is not deductible by the Company for income tax purposes.

Salary actions taken for other NEOs were based on the CEO’s subjective assessment as outlined below, the NEO’s contribution to the Company, and retention needs:

NEO	Salary Increase	Rationale

Mr. Berkley, Jr.	7.7% increase	To recognize increasing responsibilities and leadership
Mr. Ballard	5.0% increase	To maintain competitive positioning
Mr. Lederman	5.0% increase	To maintain competitive positioning
Mr. Shiel	5.0% increase	To maintain competitive positioning

All base salary changes were effective January 1, 2007.

Annual Incentive Bonus.  For Messrs. Ballard, Lederman, and Shiel, the CEO determined, and reviewed with the Committee, the 2007 bonus amounts, as shown in the Summary Compensation Table, based on a reasoned subjective assessment of Company performance (primarily ROE) and individual performance. For Mr. Ballard, the CEO reviewed his management of the financial accounting department as well as management of strategic accounting issues related to the Company’s business. For Mr. Lederman, the CEO reviewed his management of the legal department and management of the changes in law and regulations as they relate to the Company’s business. For Mr. Shiel, the CEO reviewed his management of the investment department. In addition, for Mr. Shiel, consideration was given to performance of the Company’s investment portfolio. See the discussion on CEO bonus for a more detailed analysis of Company performance. The bonus awards for 2007 for each of these individuals was $400,000.

For 2007, the CEO and EVP were the only participants in the 2007 Annual Incentive Compensation Plan. For the EVP, the CEO made an initial recommendation as to, and the Committee approved, the bonus amount shown in the Summary Compensation Table. The bonus amount was based on a reasoned subjective assessment of Company performance, primarily ROE, as well as earnings per share, combined ratio, and investment income. Analysis of the Company’s performance is outlined below. Consideration was also given to individual performance, including management of domestic operations, evaluation and development of growth opportunities for the Company, and strategic analysis. This bonus amount of $1,500,000 was less than the maximum bonus amount (1% of pre-tax net income) described earlier.

For the CEO, the Committee determined the 2007 bonus amount based on a reasoned subjective assessment of the different measures established by the Committee. The primary measure was ROE. The Committee also considered the Company’s earnings per share, non-financial objectives, combined ratio (relative to the industry), and investment income. Non-financial objectives included specific goals in the areas of succession planning, tax reform, and internal processes.

While the measures are listed in order of importance, no particular allocation was applied to the measures. The Committee also considered:

•	Amounts paid in prior years and Company performance in 2007 relative to those prior years; and

•	Company performance relative to industry peers.

The Company’s performance is a critical factor in determining CEO compensation. W. R. Berkley Corporation’s financial performance in 2007 was very strong. The following outlines the Committee’s analysis for the CEO’s bonus determination.

•	Return on stockholders’ equity was 22.3% and ranked in the top quartile against peers. However, ROE was down from prior years (ranging from 25% to 27% over the last 3 years).

•	Combined ratio of 88.1% was 7.5 points better than the industry’s overall combined ratio

•	Net income was $3.78 per share, advancing 9.2% over 2006

•	Net investment income grew 14.8% to $673 million

•	Book value per share increased 14.3%

•	Significant progress toward the CEO’s strategic non-financial objectives

Based on these factors, the Committee decided it was appropriate to decrease the CEO’s bonus relative to the prior year’s bonus by approximately 10% (to $8,500,000), due primarily to the decrease in ROE. However, the Company’s performance remained stellar in a number of areas, particularly given the current environment for financial services. Therefore, the absolute bonus for the CEO reflects the Committee’s satisfaction with the efforts of the CEO and actions taken to ensure the Company’s success in years to come. The amount paid was less than the maximum bonus amount (4% of pre-tax net income) described earlier.

Long-Term Incentives.  NEOs did not receive either RSUs or new LTIP awards in 2007. However, the 2004 LTIP award was earned in 2007 since the unit value reached maximum levels by the end of the year and for the CEO and EVP a date certain was reached. These awards were paid out to executives in January 2008 as follows:

NEO	2004 LTIP Final Value

Mr. Berkley	$10,000,000
Mr. Berkley, Jr.	$750,000
Mr. Ballard	$750,000
Mr. Lederman	$750,000
Mr. Shiel	$625,000

The annual accrual for these LTIP awards is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Therefore, a portion of these 2004 LTIP values is included in that column for both 2006 and 2007. In addition, annual accruals for the 2006 LTIP award are also included in that column.

Severance and Change-of-Control Benefits

Except as provided for in the Supplemental Benefits Agreement, the Company does not have a severance program.

Upon a Change of Control as described in the various other plan documents:

1. Stock options become fully vested.

2. RSUs become fully vested and settled in full.

3. The value of all LTIP awards shall be determined and fixed as of the end of the prior fiscal year and paid to the participant within 90 days following the last day of the performance period.

These provisions support the Company’s compensation objectives by keeping executives focused on delivering Company results and evaluating potential change of control events from a neutral perspective. The provisions remove concerns over the possible personal impact of such events. For additional detail, see Potential Payments Upon Termination or Change of Control below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis shown above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee

Philip J. Ablove, Chairman
Mark E. Brockbank
Mary C. Farrell
Rodney A. Hawes, Jr.

April 23, 2008

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chairman of the Board and Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company whose earnings exceeded $100,000 in salary and bonus for the last two fiscal years.

Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)(4)	($)(5)	($)		($)

William R. Berkley	2007	1,000,000	—	(6)	3,846,958	91,854	13,517,200	8,392,664	404,076	(7)(8)	27,252,752
Chairman of the Board and Chief Executive Officer	2006	1,000,000	—	(6)	3,846,958	103,023	14,931,200	9,841,473	338,304	(7)(8)	30,060,958
W. Robert Berkley, Jr.	2007	700,000	—	(6)	731,780	39,152	2,404,300	—	208,677	(7)(8)	4,083,909
Executive Vice President	2006	650,000	—	(6)	731,780	45,110	2,388,800	—	179,575	(7)(8)	3,995,264
Ira S. Lederman	2007	525,000	400,000		305,990	11,429	451,720	40,676	59,490	(8)	1,794,305
Senior Vice President — General Counsel and Secretary	2006	500,000	400,000		305,990	13,663	476,120	28,316	59,240	(8)	1,783,329
Eugene G. Ballard	2007	525,000	400,000		305,990	11,429	451,720	23,166	59,490	(8)	1,776,795
Senior Vice President — Chief Financial Officer and Treasurer	2006	500,000	400,000		305,990	13,660	476,120	20,007	59,240	(8)	1,775,017
James G. Shiel	2007	525,000	400,000		268,919	9,519	389,005	22,456	59,490	(8)	1,674,389
Senior Vice President — Investments	2006	500,000	400,000		268,919	11,381	408,230	19,394	59,240	(8)	1,667,164

(1)	Each of Messrs. William R. Berkley and Lederman deferred a portion of his compensation under the W. R. Berkley Corporation Deferred Compensation Plan for Officers, which is also included in the Non-Qualified Deferred Compensation for 2007 Table on page 31. Each of Messrs. Lederman, Ballard, and Shiel also contributed a portion of his salary to the Company’s 401(k) profit sharing plan. Such amounts are included in the Salary column.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of RSUs granted in fiscal years prior to 2007 (none were granted in 2007), in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of the Company’s common stock on the date of grant. The RSUs vest in one installment on the fifth anniversary of the grant date, provided the recipient remains employed with the Company and/or its subsidiaries on such vesting date. If a recipient has a separation from service prior to such vesting date on account of death, disability, or in some cases, retirement, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient 90 days (or, in some cases, 6 months) following such event. Upon a separation from service for any other reason prior to vesting, all RSUs held by the recipient will expire and be forfeited. For additional information, refer to note 19 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executives.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the named executives in fiscal years prior to 2007 (none were granted in 2007) in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 19 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executives.

(4)	This column includes the dollar amount of bonus awards earned by Messrs. Berkley and Berkley, Jr., for performance during 2007 under the 2007 Annual Incentive Compensation Plan of $8,500,000 and $1,500,000, respectively. These awards were paid in February 2008. This column also includes the dollar amounts contingently earned during the 2007 fiscal year with respect to awards granted to each of the named executives in fiscal years prior to 2007 (none were granted in 2007) pursuant to the LTIP, subject to the terms and conditions of the LTIP agreements. See the Grants of Plan-Based Awards Table on page 28 for additional information relating to the 2007 Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 20 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(5)	For Mr. Berkley, the amount in this column for 2007 represents the sum of the change in pension value ($8,355,871) under the Supplemental Benefits Agreement and the preferential or above-market earnings on non-qualified deferred compensation ($36,793) under the Deferred Compensation Plan for Officers in 2007. See pages 19-20 for additional information about the Supplemental Benefits Agreement, amended as of December 17, 2007. A significant portion of the change in value for 2007 is attributable to the amendment made to comply with the requirements of Section 409A of the IRC. It was previously intended for the benefit to commence at a later date, however in order to comply with Section 409A of the IRC a date certain was selected solely for benefit commencement purposes, which date is earlier than previously intended. For each of the other named executives, the amounts represent the preferential or above-market earnings on non-qualified deferred compensation under the Deferred Compensation Plan for Officers in 2007. The preferential or above-market earnings are equal to the difference between market interest rates as determined pursuant to SEC rules (120% of the applicable federal long term rate) and the interest rate contingently credited by the Company under the Deferred Compensation Plan for Officers (the prime rate as reported by JPMorgan Chase). See the Nonqualified Deferred Compensation Table on page 31 for additional information about the Deferred Compensation Plan for Officers.

(6)	The bonus awards earned by Messrs. Berkley and Berkley, Jr., for performance during 2007 and paid in February 2008 under the 2007 Annual Incentive Compensation Plan are reported in the Non-Equity Incentive Plan Compensation column of this Summary Compensation Table.

(7)	This amount includes (i) Company director fees of $50,000 and 1,500 shares of the Company’s common stock awarded to directors on May 8, 2007, having a value of $50,145, payable to each of Messrs. Berkley and Berkley, Jr., but does not include outside director fees of £35,000 (approximately $68,971 at the exchange rate on April 16, 2008) paid directly by Kiln Ltd to such persons for serving (as appointed by the Company) in their individual capacity as directors thereof; (ii) the incremental cost to the Company related to personal use of Company-owned or chartered aircraft by Mr. Berkley ($156,657) and Mr. Berkley, Jr. ($24,292); and (iii) for Mr. Berkley only, secretarial and administrative assistant expenses of $30,034. For reasons of security and personal safety, the Board has required Messrs. Berkley and Berkley, Jr., to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(8)	For Messrs. Berkley, Berkley, Jr., Lederman, Ballard, and Shiel, these amounts include Company contributions to the Profit Sharing Plan of $24,750 each, attributed premiums for term life insurance of $1,740 each, and Benefit Replacement Plan contributions of $85,250, $52,250, $33,000, $33,000, and $33,000, respectively.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2007 (portions of which are reflected to the extent required in the Summary Compensation Table):

2007 GRANTS OF PLAN-BASED AWARDS

	Estimated Possible
	Payouts Under
	Non-Equity
	Incentive Plan
	Awards
Name	Maximum($)

William R. Berkley	42,305,360	(1)
W. Robert Berkley, Jr.	10,576,340	(1)
Ira S. Lederman	-0-
Eugene G. Ballard	-0-
James G. Shiel	-0-

(1)	These amounts represented the potential maximum value of the annual bonus awards for 2007 under the 2007 Annual Incentive Compensation Plan, which was, for the CEO, 4% of the Company’s pre-tax net income and, for the EVP, 1% of the Company’s pre-tax net income. The actual amount of bonus awards paid to Messrs. Berkley and Berkley, Jr. for performance during 2007 under the 2007 Annual Incentive Compensation Plan of $8,500,000 and $1,500,000, respectively, are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Because of the nature of these bonus awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table.

Outstanding Equity Awards

The following table provides information on the current holdings of stock options and stock awards by the NEOs. This table includes unexercised and unvested option awards and unvested RSUs. Each equity grant is shown separately for each named executive. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2007, which was $29.81.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

OPTION AWARDS						STOCK AWARDS
			Number of				Number of	Market Value
		Number of	Securities				Shares or	of Shares
		Securities	Underlying				Units of	or Units
		Underlying	Unexercised			Stock	Stock That	of Stock
	Option	Unexercised	Options (#)	Option	Option	Award	Have Not	That Have
	Grant	Options (#)	Unexercisable	Exercise	Expiration	Grant	Vested	Not Vested
Name	Date	Exercisable(1)	(1)(2)	Price ($)(1)	Date	Date	(#)(1)(3)	($)

William R. Berkley	05/12/1998	303,750	—	9.35	05/12/2008
	03/16/2000	265,780	—	3.06	03/16/2010
	03/13/2001	2,025,000	—	9.34	03/13/2011
	04/03/2002	284,766	94,922	11.39	04/03/2012
						04/04/2003	455,625	13,582,181
						05/11/2004	202,500	6,036,525
						12/05/2005	315,000	9,390,150
W. Robert Berkley, Jr.	03/16/2000	81,000	—	3.06	03/16/2010
	03/13/2001	506,250	—	9.34	03/13/2011
	04/03/2002	151,875	50,627	11.39	04/03/2012
						04/04/2003	33,750	1,006,088
						05/11/2004	22,500	670,725
						12/05/2005	90,000	2,682,900
Ira S. Lederman	03/16/2000	15,822	—	3.06	03/16/2010
	04/03/2002	37,970	18,984	11.39	04/03/2012
						04/04/2003	33,750	1,006,088
						05/11/2004	22,500	670,725
						12/05/2005	22,500	670,725
Eugene G. Ballard	08/10/1999	12,657	—	4.73	08/10/2009
	03/16/2000	18,985	—	3.06	03/16/2010
	04/03/2002	56,953	18,987	11.39	04/03/2012
						04/04/2003	33,750	1,006,088
						05/11/2004	22,500	670,725
						12/05/2005	22,500	670,725
James G. Shiel	05/12/1998	88,595	—	9.35	05/12/2008
	03/16/2000	68,345	—	3.06	03/16/2010
	04/03/2002	47,460	15,822	11.39	04/03/2012
						04/04/2003	25,313	754,581
						05/11/2004	18,000	536,580
						12/05/2005	22,500	670,725

(1)	These amounts have been adjusted to reflect all subsequent common stock splits through December 31, 2007.

(2)	The unexercisable options are unvested options that are subject to forfeiture in the event the NEO voluntarily terminates employment with the Company prior to vesting. In addition, all outstanding options, whether exercisable or not, are subject to forfeiture in the event the NEO’s employment is terminated for cause, and the value of options that have already been exercised may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these options if such forfeiture or recapture occurs. All stock options vest according to a graded schedule of 25% of the award on each of the third, fourth, fifth, and sixth anniversaries of the grant date.

(3)	Represents restricted stock units (RSUs), each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These respective RSUs will vest in full in one installment on the fifth anniversary of their respective grant dates, provided the NEO remains employed by the Company on the vesting date. If a NEO separates from service prior to the vesting date on account of death or disability (or, with respect to 2003 awards, retirement), a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days following such termination date. Upon a separation from service for any other reason prior to vesting, all RSUs will expire and be forfeited. As such, the NEOs may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a Change of Control of the Company (as defined in the RSU Agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the NEOs. Subject to a minimum three-year vesting requirement on all equity awards, the Compensation Committee may generally accelerate the vesting of any or all RSUs at any time.

Option Exercises

The following table shows for the fiscal year ended December 31, 2007, information concerning the exercise of stock options by the Named Executive Officers and the pre-tax value realized upon such exercises. No stock awards (RSUs) vested during 2007.

OPTION EXERCISES IN 2007

OPTION AWARDS
	Number of Shares		Pre-Tax Value
	Acquired on Exercise		Realized on Exercise
Name	(#)		($)

William R. Berkley	2,796,875	(1)	72,556,172
W. Robert Berkley, Jr.	—		—
Ira S. Lederman	—		—
Eugene G. Ballard	—		—
James G. Shiel	—		—

(1)	Mr. Berkley exercised (i) 1,000,000 stock options with an exercise price of $6.70 per share on March 1, 2007, when the market price of the Company’s stock was $31.63 per share, and (ii) 1,796,875 stock options with an exercise price of $6.70 per share on May 8, 2007, when the market price of the Company’s stock was $33.205 per share.

Pension Benefits

The following table shows for the fiscal year ended December 31, 2007 information relating to the pension benefits provided to Mr. Berkley under the Supplemental Benefits Agreement:

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

William R. Berkley	Supplemental Benefits Agreement(1)	—	37,021,881	—

(1)	For additional information on the key actuarial assumptions used to derive the projected benefit obligation and related retirement expenses with respect to the Supplemental Benefits Agreement (as described above on pages 19-20), refer to note 21 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

In the event retirement benefits are triggered by a change in control of the Company, Mr. Berkley will receive, in lieu of the yearly retirement benefits described above on pages 19-20, a lump sum amount equal to the actuarial present value set forth in the Pension Benefits table. If Mr. Berkley predeceases his spouse, fifty percent (50%) of such benefit will be paid annually to his spouse for the remainder of her life. Mr. Berkley may elect, within ten days of the date of the annual retirement benefit begins, to receive an annual lifetime annuity benefit under a joint-and survivor annuity based on the lives of Mr. Berkley and his spouse that is the actuarial equivalent to the payments that would otherwise have been made had no such election occurred.

Non-Qualified Deferred Compensation

The table below provides information on the amounts deferred by the named executives under the Deferred Compensation Plan for Officers in 2007 and the year-end balances.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)(2)	($)	($)(2)

William R. Berkley	89,700	—	129,889	—	1,692,391
W. Robert Berkley, Jr.	—	—	—	—	—
Ira S. Lederman	352,200	—	143,532	—	1,920,535
Eugene G. Ballard	—	—	81,651	—	1,051,965
James G. Shiel	—	—	79,149	—	1,019,731

(1)	Such amounts are included in the Summary Compensation Table.

(2)	Such amounts are accrued, and are not secured or funded by the Company.

Potential Payments Upon Termination or Change of Control

None of the Named Executive Officers other than the CEO have employment, severance, or change of control agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a named executive’s employment had terminated on December 31, 2007. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Mr. Berkley is the only named executive who was eligible to receive immediate retirement benefits as of December 31, 2007, which benefits are described above and quantified in the Pension Benefits Table on page 31. In addition to the cash retirement benefit described above on pages 19-20, during the two-year period following his termination as defined in the agreement or, if longer, the period that Mr. Berkley performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $200,000 per annum. After his termination, Mr. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the present value of the cost to be $144,000. The estimated benefit to Mr. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2007, does not include any gross-up as provided under the agreement because Mr. Berkley would not have been subject to the excise tax under Section 4999 of the Internal Revenue Code.

The agreement prohibits Mr. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Berkley has agreed to be available to provide consulting services to the Company.

As described in the Compensation Discussion and Analysis above, with respect to all the NEOs, upon a Change of Control as described in the various plan documents:

1. Stock options become fully vested and immediately exercisable in full as of the date immediately preceding the date of the Change of Control, or such other date as determined by the Compensation Committee, but no later than the date of the Change of Control.

2. RSUs become fully vested and settled in full as of the date immediately before the date of the Change of Control, or such other date as determined by the Compensation Committee, but no later than the date of the Change of Control.

3. The value of all LTIP awards shall be determined and fixed as of the end of the fiscal year that occurred immediately before the Change of Control. The value will be paid to the participant within 90 days following the last day of the performance period.

In addition, if one of the NEOs were to die or become disabled, (1) all of his unexercisable stock options would become exercisable and remain exercisable for one year from the date of death or disability, and (2) RSUs would vest pro-rata. With respect to LTIP awards, generally if one of the NEOs, prior to the maximum value date of the award, were to terminate employment due to death, disability, qualified retirement, or termination by the Company for a reason other than cause, subject to the terms and conditions of the LTIP agreements, the cash value of the LTIP awards shall be determined and fixed as of the end of the fiscal year immediately prior to the fiscal year in which the termination occurred and paid 90 days following the termination.

The following table provides the intrinsic value (that is, the value based upon the Company’s stock price, and in the case of options, less the exercise price) of options and RSUs that would become exercisable or vested, as well as the value of all performance units awarded under the LTIP, upon (A) a change in control or (B) if the named executive had died or become disabled, in each case as of December 31, 2007.

POTENTIAL TERMINATION OR CHANGE OF CONTROL PAYMENTS

	Options	RSUs		LTIP		Total
Name	($)	($)		($)(1)		($)

William R. Berkley
Change of Control	1,748,463	29,008,857		10,751,200		41,508,519
Death or Disability	1,748,463	21,175,799	(2)	10,751,200	(3)	33,675,462
W. Robert Berkley, Jr.
Change of Control	770,858	4,359,713		1,287,800		6,418,371
Death or Disability	770,858	2,554,635	(2)	1,287,800	(3)	4,613,293
Ira S. Lederman
Change of Control	349,685	2,347,538		875,120		3,572,343
Death or Disability	349,685	1,721,099	(2)	875,120	(3)	2,945,959
Eugene G. Ballard
Change of Control	349,740	2,347,538		875,120		3,572,398
Death or Disability	349,740	1,721,099	(2)	875,120	(3)	2,945,959
James G. Shiel
Change of Control	129,806	1,961,886		740,730		2,832,422
Death or Disability	129,806	1,384,721	(2)	740,730	(3)	2,255,257

(1)	Had termination or change of control occurred on or after January 1, 2008, the LTIP value including the amount earned during 2007 would have been as follows for the identified individuals: Berkley — $15,768,400; Berkley, Jr. — $2,192,100; Lederman — $1,326,840; Ballard — $1,326,840; and Shiel — $1,129,735.

(2)	The RSUs awarded on April 4, 2003, would also vest pro-rata in the event of retirement. For Messrs. Berkley, Berkley, Jr., Lederman, Ballard, and Shiel, the amount that would so vest as of December 31, 2007 equals $12,890,048, $954,818, $954,818, $954,818, and $716,128, respectively, and such amounts are included in, and not in addition to, the amount set forth in the table.

(3)	In addition, LTIP awards are valued and paid in the event of qualified retirement or termination by the Company for other than cause.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers that permits the deferral of their base salary, bonus compensation, and excess profit sharing contribution for any year. The last column of the Nonqualified Deferred Compensation Table for 2007 on page 31 reports each NEO’s aggregate balance at December 31, 2007. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2007, would differ from those shown in the Nonqualified Deferred Compensation Table for 2007 to some small degree to account for such interest.

Director Compensation

For 2007, each director received a quarterly stipend of $12,000 and a fee of $1,500 for each Board meeting attended. In addition, on May 8, 2007, pursuant to the Company’s 1997 Directors Stock Plan, as amended, each continuing director received a grant of 1,500 shares of the Company’s common stock. Members of the Audit Committee and the Compensation Committee, which both consist solely of directors who are independent under the rules of the NYSE, each receive an annual stipend of $5,000, with the Chairman of each receiving an additional annual stipend of $25,000 and $10,000, respectively. Members of the Audit Committee and the Compensation Committee also each receive $1,000 for each substantive meeting attended. In accordance with the Company’s guidelines, each director, within 12 months of becoming a director, is required to own an amount of common stock of the Company equal to three times the annual stipend paid to the director. The Company also maintains a Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board. Upon the death of a director, the director’s deferred account balance will be distributed within sixty days following death. For 2007, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the fiscal year ended December 31, 2007, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2007 DIRECTOR COMPENSATION

			Change in
			Pension Value
			and Non-Qualified
			Deferred
		Stock	Compensation
	Fees Earned or	Awards	Earnings	Total
Name	Paid in Cash ($)	($)(1)	($)(2)	($)

Philip J. Ablove	72,500	50,145	—	122,645
Ronald E. Blaylock	60,500	50,145	—	110,645
Mark E. Brockbank	62,500	50,145	6,912	119,557
George G. Daly	60,500	50,145	7,295	117,940
Mary C. Farrell	62,500	50,145	—	112,645
Rodney A. Hawes, Jr.	56,500	50,145	—	106,645
Jack H. Nusbaum	55,500	50,145	—	105,645
Mark L. Shapiro	85,500	50,145	15,276	150,921

(1)	Represents the fair value of 1,500 shares of the Company’s common stock on May 8, 2007, the date of grant ($33.43 per share).

(2)	Represents above market earnings on amounts deferred under the Deferred Compensation Plan for Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2007. These plans include the W. R. Berkley Corporation 2003 Stock Incentive Plan and the Amended and Restated W. R. Berkley Corporation 1997 Directors Stock Plan. The table also includes information regarding 1,012,500 RSUs awarded to officers of the Company and its subsidiaries on April 4, 2003 (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

				(c)
	(a)			Number of Securities
	Number of Securities		(b)	Remaining Available
	to be Issued		Weighted-Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders	12,110,578		$14.19	5,244,927
Equity compensation plans not approved by stockholders	1,012,500	(1)	$12.62	—
Total	13,123,078		$14.07	5,244,927

(1)	Represents RSUs, each of which represents the right to receive one share of common stock, subject to vesting requirements and continued employment, following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to the RSU recipients in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. These RSUs held by any recipient vested in full in one installment on April 4, 2008 (the “Vesting Date”), provided the recipient remained employed with the Company and/or its subsidiaries on the Vesting Date. If a recipient terminates employment prior to the Vesting Date on account of death, disability or retirement, a pro rata share of the number of RSUs granted to the recipient shall vest and be distributed to the recipient as of such termination date. Upon termination of employment for any other reason prior to vesting, all RSUs held by the recipient will expire and be forfeited. In the event of a Change of Control of the Company (as defined in the RSU Agreements) all RSUs will vest in full and the shares of common stock underlying each RSU will be delivered to the RSU recipients. The Compensation Committee of the Board retains the right to accelerate the vesting of any or all RSUs at any time, for any reason. The following list sets forth the names of the executive officers of the Company who received such RSUs on April 4, 2003 and the number of RSUs each individual received: William R. Berkley — 455,625; W. Robert Berkley, Jr. — 33,750; Eugene G. Ballard — 33,750; Robert P. Cole — 25,313; Paul J. Hancock — 16,875; Robert C. Hewitt — 16,875; Ira S. Lederman — 33,750; Clement P. Patafio — 8,438; and James G. Shiel — 25,313; and an aggregate of 337,500 RSUs were granted to 24 other officers of the Company and its subsidiaries.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2008. The appointment of this firm was recommended to the Board by the Audit Committee. The Board is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board will reconsider its action and will appoint auditors for the 2008 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services in 2007 and 2006 were as follows:

Type of Fees	2007($)	2006($)

Audit Fees(1)	5,335,546	4,599,250
Audit-Related Fees(2)	140,101	105,400
Tax Fees(3)	86,330	73,411
All Other Fees	—	—

Total Fees	5,561,977	4,778,061

(1)	Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities.

(2)	Fees associated with a SAS 70 review, actuarial services and the audit of health and benefit plans.

(3)	Tax fees consist of fees for tax consultations and tax compliance services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2007 were approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, our Company’s independent registered public accounting firm for 2007, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2007 and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG that firm’s independence. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for 2007. The Audit Committee has selected, and the Board of Directors has ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Audit Committee

Mark L. Shapiro, Chairman
Ronald E. Blaylock
George G. Daly

April 23, 2008

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS TO COME BEFORE THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated therein and in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the fiscal year ended December 31, 2007, except that Steven W. Taylor, Senior Vice President — International of the Company, did not file a timely Form 4 with respect to the grant to him of 20,000 RSUs on his employment start date of December 31, 2007.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
AND OTHER PROPOSALS FOR 2009 ANNUAL MEETING

It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 28, 2008 will be held on or about May 19, 2009. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting of Stockholders to be held in 2009 no earlier than February 27, 2009 and no later than March 29, 2009. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2008 Annual Meeting, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the Securities and Exchange Commission, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2009, such proposal must be received by the Secretary of the Company by December 26, 2008 in the form required under and subject to the other requirements of the applicable rules of the Securities and Exchange Commission. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2007; (ii) Corporate Governance Guidelines; (iii) Statement of Business Ethics; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

William R. Berkley
Chairman of the Board and
Chief Executive Officer

W. R. BERKLEY CORPORATION proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF W. R. BERKLEY CORPORATION The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 28, 2008, at 1:00 p.m., and at any adjournment of such meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008. The Proxy Statement and Annual Report for the fiscal year ended December 31, 2007 are available free of charge on our website at http://ir.wrberkley.com/annuals.cfm. (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE) See reverse for voting instructions.

3 Please detach here 3 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. 1. Election of directors: 01 Rodney A. Hawes, Jr. 03 Mark L. Shapiro FOR all nominees listed WITHHOLD AUTHORITY 02 Jack H. Nusbaum except as marked to the to vote for all nominees contrary below listed Instruction: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right. 2. To ratify the appointment of KPMG LLP as the independent registered public accounting For Against Abstain firm for W. R. Berkley Corporation for the fiscal year ending December 31, 2008. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. Address Change? Mark Box The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement Indicate changes below: for the 2008 Annual Meeting and the Annual Report for the fi scal year ended December 31, 2007. DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. Date___Signature(s) in Box Please sign your name or names exactly as printed opposite. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Joint owners should each sign. DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.